Exhibit 99.1

NORTHSTAR REALTY EUROPE
ANNOUNCES FIRST QUARTER 2017 RESULTS

NEW YORK, May 10, 2017 -- NorthStar Realty Europe Corp. (NYSE: NRE) (“NorthStar Realty Europe” or “NRE” ), a European office REIT, today announced its results for the first quarter ended March 31, 2017.

Highlights

•	U.S. GAAP net income (loss) to common stockholders of $(15.4) million, or $(0.28) per diluted share for the quarter

•	Cash available for distribution (“CAD”) of $12.0 million, or $0.22 per share for the quarter

•	New 10 year lease to Deutsche Bundesbank (7,000 sqm), increasing occupancy in Trianon tower to 98% and increasing its WALT from 7.1 years to 7.7 years

•	Further 5,500 sqm of new leases recently signed in the core portfolio[1]

•	Core portfolio pro-forma occupancy of 96%[2] reflecting new leases recently signed

•	One further non-strategic property sold during the quarter with an additional three properties classified as held for sale

•	New $35 million revolving credit facility with an initial two year term and no borrowing base requirement

•	First quarter 2017 cash dividend of $0.15 per share

•	NRE’s external manager completed a tri-party merger to form Colony NorthStar, Inc.

First Quarter 2017 Results
NRE reported net income (loss) to common stockholders for the first quarter of 2017 of $(15.4) million or $(0.28) per diluted share. CAD for the first quarter of 2017 was $12.0 million, or $0.22 per share. For more information and a reconciliation of CAD to net income (loss) attributable to common stockholders, please refer to the tables on the following pages.

Mahbod Nia, Chief Executive Officer, commented, “We are pleased to report strong earnings and real estate operating results for the first quarter of 2017. During and subsequent to the first quarter, we signed new leases for 12,500 sqm of primarily office space, increasing both the occupancy and remaining lease term across the portfolio. This includes the leasing of five floors in the Trianon tower that were vacated late last year to Deutsche Bundesbank, the German central bank.”
Mahbod Nia continued, “Our portfolio, which includes a significant proportion of inflation-linked leases, is well positioned to benefit from improving occupier demand and rental growth as inflation gathers pace across the region. During the first quarter, over half of the 2.3% realized contractual rental growth in our portfolio was directly attributable to inflation.”

Portfolio Results and Performance Metrics
Below are the portfolio results and performance metrics as of March 31, 20173 (same store):

•	NRE owned 30 properties across six countries valued at approximately $2.0 billion based on the independent valuation by Cushman & Wakefield[4] (“Portfolio Market Value”).

•	The portfolio was 84% occupied, in line with the previous quarter, and 86% occupied as of March 31, 2016.

•	The portfolio had a 5.9 year weighted average remaining contractual lease term, compared to 6.2 years as of December 31, 2016 and 6.7 years as of March 31, 2016.

•	2.3% quarter on quarter contractual income increase (on an annualized basis), over a half of which was related to uplifts in inflation linked leases

•
NRE’s core portfolio of predominantly prime office properties represented 88% of the overall Portfolio Market Value and 83% of the contractual rental income. The core portfolio was 92% occupied with a 6.5 year weighted average remaining contractual lease term.

•	NRE sold one non-strategic property during the quarter. A further three properties were classified as held for sale as of March 31, 2017.

Net income (loss) for the first quarter 2017 totaled $(15.5) million and net operating income, or NOI, was $23.7 million. For more information and a reconciliation of NOI to net income (loss), please refer to the tables on the following pages.

Asset Management Highlights2

•
Pro-forma portfolio occupancy of 86%, based on approximately 12,500 sqm of new leases recently signed, including 7,000 sqm expansion by Deutsche Bundesbank within the Trianon tower in Frankfurt, Germany.

•	Pro-forma weighted average remaining contractual lease term of 6.3 years.

•	Core portfolio pro-forma occupancy of 96%.

Liquidity, Financing and Capital Markets Highlights
Unrestricted Cash

•	Unrestricted cash as of April 30, 2017 was approximately $75 million.

Corporate Debt

•
In April 2017, NRE amended and restated its revolving credit facility (“Credit Facility”), with a commitment of $35 million and an initial two year term. The Credit Facility no longer contains a limitation on availability based on a borrowing base and the interest rate remains the same. There is an accordion feature, allowing the total facility to be increased to $70 million.

•	No borrowings were outstanding under the Credit Facility as of April 30, 2017.

Stockholders’ Equity and Net Asset Value

•	NRE had 55.7 million shares of common stock, operating partnership units and RSUs not subject to performance hurdles outstanding as of March 31, 2017.

•	As of March 31, 2017, total equity was $590 million (U.S. GAAP depreciated value), or $10.60 per diluted share.

•
EPRA[5] net asset value, or EPRA NAV, of $16.04 per diluted share as of March 31, 2017, based on the Portfolio Market Value. For more information and a reconciliation of EPRA NAV to total equity, please refer to the tables on the following pages.

•
On January 10, 2017, NRE’s external manager (“Manager”), NorthStar Asset Manager Group Inc. (“NSAM”), completed a tri-party merger with NorthStar Realty Finance Corp. (“NorthStar Realty”) and Colony Capital, Inc. (“Colony”), under which the companies combined in an all-stock merger of equals transaction (“Merger”). Under the terms of the merger agreement, NSAM, Colony and NorthStar Realty, through a series of transactions, merged with and into NSAM, which was renamed Colony NorthStar, Inc. (NYSE: CLNS). Colony NorthStar, Inc. is a leading global equity REIT with an embedded investment management platform.

Supplemental Disclosure
Please refer to the supplemental presentation that will be posted on NRE’s website, www.nrecorp.com, which provides additional details regarding NRE’s operations and portfolio.

Earnings Conference Call
NRE will host a conference call to discuss first quarter 2017 financial and operating results on Wednesday May 10, 2017 at 9:00 a.m. ET (14:00 GMT). Hosting the call will be Mahbod Nia, Chief Executive Officer, Scott Berry, Chief Financial Officer and Trevor Ross, General Counsel.

The call will also be audiocast live via NorthStar Realty Europe’s website at www.nrecorp.com. The call can be accessed live over the phone by dialing +1-866-966-5335 (U.S. Toll Free), or +44 (0) 20 3003 2666 (International) or 0808 109 0700 (United Kingdom), and using passcode: NorthStar. A replay of the call will be available approximately two hours after the call through June 9, 2017 by dialing +1-866-583-1035 (U.S. Toll Free), +44 (0) 20 8196 1998 (International), or 0800 633 8453 (United Kingdom), and using passcode: 6923259#.

About NRE Corp.
NRE Corp. is a European focused commercial real estate company with predominately prime office properties within key cities in Germany, the United Kingdom and France, organized as a REIT and managed by an affiliate of Colony NorthStar, Inc. (NYSE: CLNS), a leading global equity REIT with an embedded investment management platform. For more information about NorthStar Realty Europe Corp., please visit www.nrecorp.com.

NORTHSTAR REALTY EUROPE CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
($ in thousands)

	March 31, 2017 (Unaudited)	December 31, 2016
Assets
Operating real estate, gross	$1,633,989	$1,614,432
Less: accumulated depreciation	(73,763)	(63,585)
Operating real estate, net	1,560,226	1,550,847
Cash and cash equivalents	74,881	66,308
Restricted cash	9,180	10,242
Receivables, net of allowance of $568 and $553 as of March 31, 2017 and December 31, 2016, respectively	5,708	6,015
Assets held for sale	18,336	28,208
Derivative assets, at fair value	12,913	13,729
Intangible assets, net	145,315	148,403
Other assets, net	22,865	21,640
Total assets	$1,849,424	$1,845,392
Liabilities
Mortgage and other notes payable, net	$1,166,922	$1,149,119
Accounts payable and accrued expenses	24,228	28,004
Due to related party	3,758	4,991
Intangible liabilities, net	30,288	30,802
Liabilities held for sale	1,338	2,041
Other liabilities	31,195	28,918
Total liabilities	1,257,729	1,243,875
Commitments and contingencies
Redeemable non-controlling interest	1,636	1,610
Equity
NorthStar Realty Europe Corp. Stockholders’ Equity
Preferred stock, $0.01 par value, 200,000,000 shares authorized, no shares issued and outstanding as of March 31, 2017 and December 31, 2016	—	—
Common stock, $0.01 par value, 1,000,000,000 shares authorized, 54,996,431 and 55,395,143 shares issued and outstanding as of March 31, 2017 and December 31, 2016, respectively	550	554
Additional paid-in capital	931,377	925,473
Retained earnings (accumulated deficit)	(306,460)	(282,769)
Accumulated other comprehensive income (loss)	(42,302)	(51,424)
Total NorthStar Realty Europe Corp. stockholders’ equity	583,165	591,834
Non-controlling interests	6,894	8,073
Total equity	590,059	599,907
Total liabilities and equity	$1,849,424	$1,845,392

NorthStar Realty Europe Corp.
Consolidated Statements of Operations
($ in thousands, except for per share data)
(Unaudited)

	Three Months Ended March 31,
	2017	2016
Revenues
Rental income	$25,536	$34,833
Escalation income	5,161	6,090
Other revenue	29	703
Total revenues	30,726	41,626
Expenses
Properties - operating expenses	7,322	9,231
Interest expense	6,383	12,542
Transaction costs	260	831
Management fee, related party	3,559	3,500
Other expenses	2,000	3,690
General and administrative expenses	2,597	1,476
Compensation expense[1]	15,870	3,268
Depreciation and amortization	12,563	18,871
Total expenses	50,554	53,409
Other income (loss)
Unrealized gain (loss) on derivatives and other	(941)	(15,753)
Realized gain (loss) on sales and other	4,970	(2,448)
Income (loss) before income tax benefit (expense)	(15,799)	(29,984)
Income tax benefit (expense)	273	659
Net income (loss)	(15,526)	(29,325)
Net (income) loss attributable to non-controlling interests	176	343
Net income (loss) attributable to NorthStar Realty Europe Corp. common stockholders	$(15,350)	$(28,982)
Earnings (loss) per share:
Basic	$(0.28)	$(0.49)
Diluted	$(0.28)	$(0.49)
Weighted average number of shares:
Basic	54,832,136	59,403,530
Diluted	55,504,981	60,095,978
Dividends per share of common stock	$0.15	$0.15

__________________________________________
(1) Compensation expense for the three months ended March 31, 2017 and 2016 is comprised of equity based compensation expenses. For the three months ended March 31, 2017, compensation expense includes the impact of substantially all time based and certain performance based awards vesting in connection with the change of control of the Manager.

Non-GAAP Financial Measures
Included in this press release are Cash Available for Distribution, or CAD, net operating income, or NOI, and EPRA net asset value, or EPRA NAV, each a “non-GAAP financial measure,” which measures NRE’s historical or future financial performance that is different from measures calculated and presented in accordance with accounting principles generally accepted in the United States, or U.S. GAAP, within the meaning of the applicable Securities and Exchange Commission, or SEC, rules. NRE believes these metrics can be a useful measure of its performance which is further defined below.
Cash Available for Distribution
We believe that CAD provides investors and management with a meaningful indicator of operating performance. We also believe that CAD is useful because it adjusts for a variety of items that are consistent with presenting a measure of operating performance (such as transaction costs, depreciation and amortization, equity-based compensation, realized gain (loss) on sales and other, asset impairment and non-recurring bad debt expense). We adjust for transaction costs because these costs are not a meaningful indicator of our operating performance. For instance, these transaction costs include costs such as professional fees associated with new investments, which are expenses related to specific transactions. Management also believes that quarterly distributions are principally based on operating performance and our board of directors includes CAD as one of several metrics it reviews to determine quarterly distributions to stockholders. The definition of CAD may be adjusted from time to time for our reporting purposes in our discretion, acting through our audit committee or otherwise. CAD may fluctuate from period to period based upon a variety of factors, including, but not limited to, the timing and amount of investments, repayments and asset sales, capital raised, use of leverage, changes in the expected yield of investments and the overall conditions in commercial real estate and the economy generally.
We calculate CAD by subtracting from or adding to net income (loss) attributable to common stockholders, non-controlling interests and the following items: depreciation and amortization items including straight-line rental income or expense (excluding amortization of rent free periods), amortization of above/below market leases, amortization of deferred financing costs, amortization of discount on financings and other and equity-based compensation; unrealized gain (loss) on derivatives and other; realized gain (loss) on sales and other (excluding any realized gain (loss) on foreign currency derivatives); impairment on depreciable property; non-recurring bad debt expense; acquisition gains or losses; transaction costs; foreign currency gains (losses); impairment on goodwill and other intangible assets; and one-time events pursuant to changes in U.S. GAAP and certain other non-recurring items. These items, if applicable, include any adjustments for unconsolidated ventures.
CAD should not be considered as an alternative to net income (loss) attributable to common stockholders, determined in accordance with U.S. GAAP, as an indicator of operating performance. In addition, our methodology for calculating CAD involves subjective judgment and discretion and may differ from the methodologies used by other comparable companies, including other REITs, when calculating the same or similar supplemental financial measures and may not be comparable with these companies.

NORTHSTAR REALTY EUROPE CORP. AND SUBSIDIARIES
CASH AVAILABLE FOR DISTRIBUTION (Unaudited)
($ in thousands, except per share data)

	Three Months Ended March 31,
	2017	2016 (As Revised)(1)
Net income (loss) attributable to common stockholders	$(15,350)	$(28,982)
Non-controlling interests	(176)	(343)

Adjustments:
Depreciation and amortization items(2)	29,571	25,299
Unrealized (gain) loss on derivatives and other	941	15,753
Realized (gain) loss on sales and other(3)	(4,153)	2,030
Transaction costs and other(4)	1,175	1,146
CAD	$12,008	$14,903

CAD per share(5)	$0.22	$0.24
_____________________________________________________

(1)
CAD presented for the three months ended March 31, 2016 has been revised from previously reported numbers by $1.3 million related to the tax impact of the CAD adjustments, as required for non-GAAP reporting measures. We had previously reported CAD of $13.6 million.

(2)
Three months ended March 31, 2017 represents an adjustment to exclude depreciation and amortization of $12.6 million, amortization expense of capitalized above/below market leases of $0.3 million, amortization of deferred financing costs of $0.9 million and amortization of equity-based compensation of $15.9 million. Three months ended March 31, 2016 represents an adjustment to exclude depreciation and amortization of $18.9 million, amortization expense of capitalized above/below market leases of $1.1 million, amortization of deferred financing costs of $2.0 million and amortization of equity-based compensation of $3.3 million.

(3)
Three months ended March 31, 2017 represents an adjustment to exclude a $4.6 million net gain related to the sale of real estate investment and a $0.4 million net loss related to foreign currency. CAD includes a $0.8 million net gain related to the settlement of foreign currency derivatives. Three months ended March 31, 2016 represents an adjustment to exclude a $1.9 million loss related to the write-off of the deferred financing costs associated with the repurchase of the senior notes and a $0.2 million net loss related to the sale of real estate. CAD includes a $0.4 million net loss related to the settlement of foreign currency derivatives.

(4)
Three months ended March 31, 2017 represents an adjustment to exclude $0.3 million of transaction costs relating to the Merger and $0.9 million of payroll taxes associated with the acceleration of equity awards due to the Merger. Three months ended March 31, 2016 represents an adjustment to exclude $0.8 million of transaction costs and $0.3 million of other one-time items.

(5)
CAD per share for the three months ended March 31, 2017 based on 55.7 million weighted average shares, operating partnership units and RSUs not subject to performance hurdles. CAD per share for the three months ended March 31, 2016 based on 60.9 million weighted average shares, operating partnership units and RSUs not subject to performance hurdles. CAD per share does not take into account any potential dilution from restricted stock units subject to performance metrics not currently achieved.

Net Operating Income (NOI)
We believe NOI is a useful metric of the operating performance of our real estate portfolio in the aggregate. Portfolio results and performance metrics represent 100% for all consolidated investments. Net operating income represents total property and related revenues, adjusted for: (i) amortization of above/below market leases; (ii) straight-line rent (except with respect to rent free period); (iii) other items such as adjustments related to joint ventures and non-recurring bad debt expense and less property operating expenses. However, the usefulness of NOI is limited because it excludes general and administrative costs, interest expense, transaction costs, depreciation and amortization expense, realized gains (losses) on sales and other and other items under U.S. GAAP and capital expenditures and leasing costs necessary to maintain the operating performance of properties, all of which may be significant economic costs. NOI may fail to capture significant trends in these components of U.S. GAAP net income (loss) which further limits its usefulness.
NOI should not be considered as an alternative to net income (loss), determined in accordance with U.S. GAAP, as an indicator of operating performance. In addition, our methodology for calculating NOI involves subjective judgment and discretion and may differ from the methodologies used by other comparable companies, including other REITs, when calculating the same or similar supplemental financial measures and may not be comparable with these companies.

NORTHSTAR REALTY EUROPE CORP. AND SUBSIDIARIES
NET OPERATING INCOME (Unaudited)
($ in thousands)

	Three Months Ended March 31,
	2017	2016
Rental income	$25,536	$34,833
Escalation income	5,161	6,090
Other revenue	29	703
Total property and other revenues	30,726	41,626
Properties - operating expenses	7,322	9,231
Adjustments:
Amortization and other items(1)	280	1,431
NOI	$23,684	$33,826
________________________________________________________

(1)
Three months ended March 31, 2017 primarily includes $0.3 million of amortization of above/below market leases. Three months ended March 31, 2016 primarily includes $1.1 million of amortization of above/below market leases and $0.3 million of non-recurring bad-debt expense.

(2)	The following table presents a reconciliation of NOI of our real estate segment to net income (loss) for the three months ended March 31, 2017 and 2016 (dollars in thousands):

	Three Months Ended March 31,
	2017	2016
NOI	$23,684	$33,826
Adjustments:
Interest expense	(6,119)	(8,426)
Other expenses	(2,000)	(3,690)
Depreciation and amortization	(12,563)	(18,871)
Unrealized gain (loss) on derivatives and other	331	(10,985)
Realized gain (loss) on sales and other	4,156	(85)
Income tax benefit (expense)	273	659
Other items	(445)	(1,565)
Net income (loss) - Real estate segment	$7,317	$(9,137)
Remaining segments(i)	(22,843)	(20,188)
Net income (loss)	$(15,526)	$(29,325)
________________________________________________________

(i)	Represents the net income (loss) in our corporate segment to reconcile to total net income (loss).

EPRA Net Asset Value (EPRA NAV)
We believe that disclosing EPRA NAV, a non-GAAP measure used by other European real estate companies, helps stockholders compare NRE’s balance sheet to other European real estate companies; however, EPRA NAV should not be considered as an alternative to net assets determined in accordance with U.S. GAAP as a measure of NRE’s asset values. As NRE’s entire portfolio is based in Europe, NRE calculates EPRA NAV to compare its balance sheet to other European real estate companies and believes that disclosing EPRA NAV provides investors with a meaningful measure of NRE’s net asset value. We calculate EPRA NAV based on the EPRA best practices recommendations. EPRA NAV makes adjustments to net assets as determined in accordance with U.S. GAAP in order to provide stockholders a measure of fair value of the company’s assets and liabilities with a long-term investment strategy. This performance measure excludes assets and liabilities that are not expected to be realized in normal circumstances. EPRA NAV includes the revaluation of investment properties and excludes the fair value of financial instruments that NRE intends to hold to maturity, deferred tax and goodwill that resulted from deferred tax. All other assets, including real property and investments reported at cost are adjusted to fair value based on periodic appraisals. This measure should not be considered as an alternative to measuring NRE’s net assets in accordance with U.S. GAAP.

The following table presents a reconciliation of EPRA NAV to total equity as at March 31, 2017 (dollars in thousands, other than per share data):

Total equity	$590,059
Adjustments
Operating real estate and net intangibles	(1,695,810)
Fair value of properties	2,007,755
IFRS NAV	902,004

Diluted NAV, after the exercise of options, convertibles and other equity interests	902,004
Fair value of financial instruments	(9,107)
EPRA NAV	892,897
Total equity per diluted share(1)	10.60
EPRA NAV per diluted share(1)	$16.04
______________

(1)
Based on 55.7 million common shares, operating partnership units and RSUs not subject to performance hurdles outstanding as of March 31, 2017. EPRA NAV per share per share does not take into account any potential dilution from restricted stock units subject to performance metrics not currently achieved.

Safe Harbor Statement

This press release contains certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward looking statements are generally identifiable by use of forward looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “believe,” “could,” “project,” “predict,” “hypothetical,” “continue,” “future” or other similar words or expressions. Forward looking statements are not guarantees of performance and are based on certain assumptions, discuss future expectations, describe plans and strategies, contain projections of results of operations or of financial condition or state other forward looking information. Such statements include, but are not limited to, the expected use of proceeds from the sale of any non-strategic or other properties; the expected increase in occupancy rates and weighted average lease term due to recent leases; anticipated rental growth as a result of expected inflation; the extent to which NRE’s portfolio will be impacted by geopolitical uncertainty across Europe and whether Europe’s macro economic fundamentals will result in continued expansion in the region; the ability to execute on NRE’s strategy; whether properties currently being evaluated for sale or under contract will ultimately sell and if any such sales occur whether they will be consummated at prices expected; NRE’s ability to maintain dividend payments, at current levels, or at all; and NRE’s ability to generate stable and recurring income streams with the potential for capital growth over time. Forward looking statements are necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying any forward-looking statements will not materialize or will vary significantly from actual results. Variations of assumptions and results may be material. Factors that could cause actual results to differ materially from NRE’s expectations include, but are not limited to, NRE’s liquidity and financial flexibility; NRE’s future cash available for distribution; the pace and result of any asset disposals contemplated by NRE; NRE’s use of leverage; and the anticipated strength and growth of NRE’s business. Factors that could cause actual results to differ materially from those in the forward looking statements are specified in NRE’s annual report on Form 10-K for the year ended December 31, 2016, and its other filings with the Securities and Exchange Commission. Such forward looking statements speak only as of the date of this press release. NRE expressly disclaims any obligation to release publicly any updates or revisions to any forward looking statements contained herein to reflect any change in its expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Investor Relations:
Gordon Simpson, Finsbury, +1-855-527-8539 or +44 (0) 20-7251-3801
Disclaimer
As an opinion, appraisals are not a measure of realizable value and may not reflect the amount that would be received if the property in question were sold.  Real estate valuation is inherently subjective due to, among other factors, the individual nature of each property, its location, the expected future rental revenues from that particular property and the valuation methodology adopted. Real estate valuations are subject to a large degree of uncertainty and are made on the basis of assumptions and methodologies that may not prove to be accurate, particularly in periods of volatility, low transaction flow or restricted debt availability in the commercial or residential real estate markets. For example, in the appraisal, a number of the properties were valued using the special assumption that such properties would be purchased through a tax-efficient special purpose vehicle, and is therefore subject to lower purchaser transaction expenses.  If one or more assumptions are incorrect, the value may be materially lower than the appraised value.

Endnotes

1.	Core portfolio comprises primarily office properties in key cities within Germany, the United Kingdom and France.

2.
Pro-forma occupancy and weighted average remaining contractual lease term based on rent roll as of March 31, 2017, adjusted for new leases signed, but commencing through remainder of 2017 and early 2018.

3.
Contractual annualized income, occupancy and weighted average remaining contractual lease term based on rent roll as of March 31, 2017. FX rates used as of March 31, 2017: EUR/USD = 1.068, GBP/USD = 1.249.

4.
The external third-party valuation was prepared by Cushman & Wakefield LLP in accordance with the current U.K. and Global edition of the Royal Institution of Chartered Surveyors' (RICS) Valuation - Professional Standards (the "Red Book") on the basis of "Fair Value", which is widely recognized within Europe as the leading professional standards for independent valuation professionals. Each property is classified as an investment and has been valued on the basis of Fair Value adopted by the International Accounting Standards Board. This is the equivalent to the Red Book definition of Market Value. The Red Book defines Market Value as the estimated amount for which an asset or liability should exchange on the valuation date between a willing buyer and a willing seller in an arm's-length transaction after proper marketing where the parties had each acted knowledgeably, prudently and without compulsion. The Cushman & Wakefield LLP valuation assumes that certain properties would be purchased through market accepted structures resulting in lower purchaser transaction expenses (taxes, duties, and similar costs). This Cushman & Wakefield LLP valuation is as of December 31, 2016, adjusted for FX as of March 31, 2017.

5.	EPRA = European Public Real Estate Association.